                                  Exhibit 10.27
                       OEM LICENSE AND PURCHASE AGREEMENT

      THIS OEM LICENSE AND PURCHASE AGREEMENT, including the Exhibits ("Agreement"), effective as of December 24, 1997 ("Effective Date"), is hereby made by and between Cisco Systems, Inc., a California corporation, having principal offices at 170 West Tasman Drive, San Jose, California 95134-1706 ("Cisco") and Osicom Technologies, Inc., a Delaware corporation, having principal offices at 9020 Junction Drive, Annapolis Junction, MD 20701 ("Seller").

                                    RECITALS

            A. Seller designs, manufactures and sells certain Products as set forth on Exhibit A.

            B. Seller desires to sell the Products and Cisco desires to purchase the Products for resale on a stand-alone basis and as incorporated into Cisco's products.

                                    AGREEMENT

      In consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows:

1. SALES AND PURCHASES OF PRODUCTS

      1.1 Products. Subject to the terms and conditions of this Agreement, Seller shall sell to Cisco the Products which Cisco may order from Seller. Products shall be manufactured by Seller according to the Product Specifications set forth in Exhibit B and the Cisco Quality Plan set forth in Exhibit C, as modified from time to time by written agreement of Cisco and Seller. Products include hardware products and software. The software includes software imbedded in hardware or provided separately on disks or other media or provided electronically, user documentation, packaging and any enhancements, modifications, updates, bug fixes, releases, patents, patent rights, copyrights, trade secrets, know-how and other intellectual property related thereto ("Software").

      1.2 Product Enhancements and New Products. At the earliest date possible, Seller shall notify Cisco of any new products or enhancements to or advanced versions of existing Products. Upon written agreement between Cisco and Seller as to pricing, such products shall be considered Products under this Agreement and shall be purchased and sold under the terms and conditions of this Agreement. Cisco may convert any or all of its future orders of Products to any enhancements to or advancements of existing Products. If Seller implements any improved technology (e.g., without limitation, improved manufacturing processes), Seller shall promptly so advise Cisco and, at Cisco's request, discuss with Cisco the possibility and advantages of using such improved technology to redesign any Products. At Cisco's request, Seller shall negotiate any such redesign in good faith.

      1.3 Upgrades. Seller shall keep Cisco informed of all Software upgrades, enhancements, improvements and bug fixes. Seller shall make such items available to Cisco no later than the date Seller releases such items to any of its other customers and at no additional charge provided Seller provides such items to its other customers at no additional charge.

      1.4 Project Managers. Each party has appointed a single project manager ("Project Manager"). The names, addresses and telephone and fax numbers of the Project Managers are attached to this Agreement as Exhibit D. The Project Managers shall act as liaisons between the parties with respect to their respective performances of this Agreement and shall provide the parties from time to time with the names and telephone numbers of additional specific contact persons (e.g., to communicate specific information regarding support, enhancements, etc.) when such direct contact is preferable. In the event that either party appoints a new Project Manager, such party shall promptly notify the other. Neither party's Project Manager has the authority to make any changes to this Agreement.

      1.5 Agency Certification. Seller shall provide certification (including, but not limited to, EMI, Safety, Immunity and Network) of the Products in accordance with the terms and conditions as set forth in Exhibit C, Cisco Quality Plan, Sections 6.0 and 6.1.

      1.6 Global Supply Management Reviews. Reviews will be held on a quarterly basis, after quarter-close per Cisco's fiscal quarters, to assess the performance of the Parties against established objectives and criteria. Reviews will include resetting of standards for subsequent periods, as well as establishing, and measuring, Seller's performance record at Cisco, including, as applicable, Seller's financial status. The location and/or meeting method will be mutually agreed upon. If on-site meetings are determined to be appropriate, the intent will be to alternate periodically between Seller's and Cisco's sites.

2.    OWNERSHIP; GRANT OF RIGHTS

      2.1 OEM Right. Seller hereby grants Cisco a nonexclusive, worldwide, royalty free right and license to promote, market, resell and distribute the Products as standalone products or as incorporated into or in connection with Cisco's products.

      2.2 Software License. Seller hereby grants Cisco a nonexclusive, worldwide, royalty-free (except as provided below) license to use the Software, in object and source code form, subject to the following conditions and for the following purposes:

            (a) For promotion, marketing and distribution (in object code form only) to resellers and end users in connection with Cisco's distribution of the Product;

            (b) To provide customer support (including, without limitation, to fix Software bugs); and

            (c) To make derivative works of the Software for Product enhancements for use with the Products.

Notwithstanding the above, all other rights, title, interest and ownership in Seller's Software shall remain with Seller.

      2.3 Cisco Property

      (a) During the term of this Agreement Cisco may provide equipment, designs, materials, software and other property of Cisco (collectively "Cisco Property") to Seller for its use in fulfilling its obligations hereunder. All Cisco Property furnished to Seller by Cisco or paid for by Cisco in connection with this Agreement shall (i) be clearly marked or tagged as the property of Cisco; (ii) be and remain personal property;
      (iii) be subject to inspection by Cisco at any time during normal business hours; (iv) be used only to provide Software to Cisco and Cisco's authorized subcontractors, if any; (v) be kept free of liens and encumbrances; (vi) be kept separate from other materials, tools, or property of Seller or held by Seller; and (vii) not be modified in any manner by Seller.

      (b) Cisco shall retain all rights, title and interest in the Cisco Property, and Seller shall treat and maintain the Cisco Property with the same degree of care as Seller uses with respect to its own valuable equipment, but in no event with less than a reasonable degree of care for equipment of a similar kind and importance. Seller shall bear all risk of loss or damage to Cisco Property until it is returned to Cisco. Upon Cisco's request, Seller shall deliver all Cisco Property to Cisco in good condition, normal wear and tear excepted, without cost to Cisco (exclusive of freight costs); the parties shall determine the manner and procedure for returning the Cisco Property, and Cisco shall pay the corresponding freight costs. Seller waives any legal or equitable right it may have to withhold Cisco Property, and Seller shall execute all documents, or instruments evidencing Cisco's ownership of the Cisco Property as Cisco may from time to time request.

3.    PRICES: PAYMENT

      3.1 Prices. Product prices, and discounts thereon, shall be as set forth in Exhibit A. Such prices shall be fixed, commencing with the Effective Date of this Agreement, except that if Sellers published list price for a Product is reduced, a corresponding reduction in price (calculated by applying the same percentage discount to the new published list price) shall be immediately effective and shall apply to any Cisco bids, proposals, and customer orders accepted or pending. Increased volume requirements of Cisco shall be cause for price decreases, subject to negotiation between Cisco and Seller. All prices are F.C.A. Origin.

      3.2 Taxes. Prices stated in Exhibit A are in U.S. dollars and include any withholding taxes and the like. Seller agrees that amounts paid pursuant to this Agreement are not subject to sales and use tax. Cisco agrees to provide Seller with satisfactory documentation (including but not limited to resale exemption or other certificates) supporting such status.

      3.3 Drawback. Cisco reserves all rights to duty drawback, if any, which may be available. Seller shall provide to Cisco Certificates of Delivery and/or Certificates of Manufacture as requested within ten (10) days of Cisco's request.

      3.4 Payment Terms. Seller shall invoice Cisco with each shipment. All payments are due within forty (40) days from date of shipment to Cisco's designated dock. Invoices shall be remitted to Cisco Systems, Inc. PO BOX 641570, SAN JOSE, CA 95164-1570, ATTN: ACCOUNTS PAYABLE; or via Electronic Data Interchange (EDI). No invoice shall be submitted to Cisco until shipment to Cisco of the Products covered by such invoice.

4.    PURCHASE ORDERS

      4.1 Purchase Orders. Cisco's purchase orders for Products shall be submitted to Seller in writing or via EDI. Each purchase order shall include:

      (a) Identification of Products ordered by Cisco part number and descriptions;

      (b) Quantity to be purchased;

      (c) Price of Products ordered;

      (d) Requested delivery dates; and

      (e) Shipping and labeling instructions.

      4.2 Forecasts. On a monthly basis, Cisco shall provide Seller with rolling, non-binding one-hundred-twenty (120) day forecasts of its requirements for Products.

      4.3 Placement by Cisco. All purchase orders and invoices under this Agreement shall be subject only to the terms and conditions hereof. Standard lead-time shall be thirty (30) calendar days ARO. All deliveries from Seller to Cisco will be in minimum lot sizes of fifty (50) units. In the event the terms of any such purchase order, confirmation or similar document conflict with or are additional to the terms of this Agreement, the terms of this Agreement alone shall apply and shall govern regardless of execution of such document by one or both parties, except that the parties may agree to negotiate non-preprinted terms which shall be effective only if executed by both parties. Any other Cisco or Seller terms and conditions shall not apply to this Agreement or the purchase orders. Any forecasts of Products provided to Seller are non-binding; the orders placed for Products pursuant to purchase orders shall be binding with respect to the parties' obligations hereunder.

      4.4 Acceptance by Seller. Subject to the establishment of mutually agreeable delivery dates (any requested delivery date within the lead time set forth above shall be conclusively deemed agreeable), Seller shall accept all purchase orders submitted by Cisco in accordance with this Agreement and within three (3) working days after receipt thereof. 'Working day" shall mean a regular week day on which Cisco is open for business. Delivery shall be within 30 calendar days ARO or in accordance with accepted purchase orders, whichever is later. Seller shall give prompt written notice to Cisco of any anticipated delay.

      4.5 Reschedules, Work Stoppage and Cancellations. Cisco may, at any time prior to the delivery date, cancel any purchase order in whole or in part or modify the delivery schedule set forth in any purchase order in accordance with the terms of Exhibit E, provided that Cisco gives written notice thereof.

      4.6 Order Increases. Upon written request from Cisco, and according to reasonable commercial practices, Seller shall use its diligent efforts to: (i) deliver on the requested date the number of items ordered by Cisco in excess of that set forth in Cisco's estimated usage; and (ii) deliver items in less than the expected lead-time if so requested by Cisco. However the failure to perform the foregoing shall not be considered a default under this Agreement.

      4.7 Rush Orders. Cisco may, at its option, submit purchase orders requesting immediate delivery within three (3) working days ("Rush Orders"). Seller shall use its best efforts to fill Rush Orders with Cisco being responsible for any additional shipping expense.

      4.8 On-Time Performance. Seller's on-time performance shall be measured as three (3) working days early, one (1) working day late of Cisco's required delivery date, as referenced in the Cisco Quality Plan.

      4.9 Shipping. All items shall be shipped in the manner specified as set forth in the Cisco Quality Plan or as specified in the separate purchase orders issued hereunder and in accordance with standard commercial practices. In the event a shipment shall not meet the delivery date, routing may be changed to premium transportation at Cisco's request. In that event, Seller shall bear the expense of any difference in freight costs for the premium transportation.

      4.10 Delivery. Cisco reserves the right to refuse delivery of any quantity of Products in excess of that specified in its purchase order and/or any delivery made more than five (5) days in advance of the delivery date. Cisco, at its option, may return, freight collect, all units received in advance or in excess of the quantity specified on its purchase order line item, or may, at its option, retain such units with payment therefore deferred until it would otherwise be due.

      4.11 Late Deliveries. In the event that the late delivery by Seller results in an order change, reschedule or cancellation by Cisco or its customer, Seller shall accommodate, without penalty, such schedule changes as required by Cisco. Under no circumstances will Seller be liable for any late delivery damages if it fails to deliver items that were ordered and scheduled for delivery in shorter than the standard lead-time and Seller was unable to deliver on time or in accordance with the standard lead time.

      4.12 Allocation. Seller shall in any event use reasonable efforts to maintain the ability to supply all Products that Cisco orders from Seller. Seller agrees that, in the event of an allocation due to a Force Majeure event, as specified in Section 16.1, Cisco's order(s), subject to normal lead-time requirements, shall be filled according to an allocation plan no less favorable than that provided to any other Seller customer. Seller shall provide Cisco with as much notice as possible if it anticipates or has reason to believe that Seller's output of the Product shall not be sufficient to meet all of Cisco's requirements for any period.

      4.13 Discontinuance. Seller shall continuously supply Products for a minimum period of five (5) years following the date of release of the Products (the "Supply Period") and in accordance with the Support Guidelines attached hereto as Exhibit F. In the event that Seller intends to discontinue the manufacture and sale of any Product after the end of the Supply Period, Seller shall provide at least six (6) months prior written notice to Cisco. During such six-month period (the "Discontinuance Period"), Cisco may place purchase orders for such Product pursuant to this Agreement, provided however, the last delivery date forsuch Product shall not be more than twelve (12) months after the end of such Discontinuance Period. Seller shall continue to sell Products to Cisco as long as such Products are made commercially available to any other of Sellers customers. During the six (6) months immediately following Cisco's receipt of notice, Cisco may place orders for Products which have been forecasted by Cisco and which are not to be considered "end of life" purchases unless specified by Cisco, provided such units are deliverable within twelve (12) months of the Discontinuance Period.

      4.14 Inventory and Stock Reguirements. Seller shall comply with the inventory and stock requirements as set forth in Exhibit G.

5.    PRODUCT ACCEPTANCE AND QUALITY

      5.1 Inspection and Acceptance by Cisco. Notwithstanding any prior inspection or payment by Cisco, all Products shall be subject to final inspection and acceptance at Cisco's specified destination within sixty (60) days after delivery by Seller. In addition, Cisco shall be entitled to inspect, and accept or reject, by Product lot in accordance with the procedures specified in the Cisco Quality Plan. Notwithstanding the foregoing to the contrary, if and when Seller qualifies to bypass Cisco's incoming inspection requirement pursuant to the Cisco Quality Plan, Cisco shall have the right to reject any Product which Cisco determines to be non-operable upon its removal from its original packaging and initial check-out ("DOX), whether discovered by Cisco, its subcontractor or its customer.

      5.2 Rejection. If any Product is defective in material or workmanship, or otherwise not in conformity with the requirements of Seller's published Specifications, or with respect to all Products in a lot rejected by Cisco, Cisco shall have the right, at its sole option, to (i) reject such Product; (ii) require correction of such Product; (iii) accept such Product with an adjustment in price; or (iv) return such Product for credit or refund. Any Product that has been rejected or required to be corrected must be replaced or corrected by, and at the expense of, the Seller within three (3) working days of request by Cisco. If, after being requested by Cisco, Seller fails to promptly replace or correct any defective item, then Cisco shall have the right to cancel the applicable purchase order relative to the rejected material without penalty or terminate this Agreement for default in accordance with the termination provisions herein and require refund of any payments made relative to the rejected Products. At Cisco's request, Seller shall provide to Cisco a failure analysis report specifying the reason for failure of any rejected Product. Seller shall follow the procedures in the Cisco Quality Plan and analyze and respond to Product failures. Seller shall track Products returned for replacement by lot number and date code (this obligation shall continue beyond the Warranty Period).

      5.3 Packing. Unless otherwise specified in the Cisco Quality Plan, Seller shall package and pack all goods in a manner which is (i) in accordance with good commercial practice; (ii) acceptable to common carriers for shipment at an economical rate for the particular goods; (iii) in accordance with I.C.C. regulations; and (iv) adequate to insure safe arrival of the goods at the named destination. Seller shall mark all containers with necessary lifting, handling and shipping information and with purchase order numbers, date of shipment, and the names of the consignee and consignor, if applicable. An itemized packing list shall accompany each shipment which shall include (i) prominently the purchase order number; and (ii) the description, Cisco part number, revision level, and quantity of the Products so shipped.

      5.4 Return Procedure. In the event Cisco rejects Product as set forth above, Cisco may, at its option, return the Product to Seller F.C.A Cisco's location, at Seller's expense, or retain such Product and withhold payment pending Seller's instructions.

6.    PRODUCT SPECIFICATIONS: CHANGES

      6.1 Specifications, Cisco Quality Plan. Seller shall supply Product(s) in conformance with Seller's published Product Specifications and the Cisco Quality Plan. Seller shall not make any changes in the form, fit, function, design or appearance of any Product purchased hereunder, or to any Specifications of any Product irrespective of impact on form, fit, or function, without providing thirty (30) days prior written notice to Cisco.

      6.2 Pre-Shipment Testing. Prior to delivery, Seller shall test all Products in accordance with its standard testing procedures as set forth in Exhibit H, and shall not ship Products which fail to meet the Specifications. Seller agrees not to make any changes or modifications to any test process or procedure without prior written notice to Cisco. At its option Cisco may, from time to time, send its quality control personnel to Seller's factory to observe the testing. In addition, Cisco may, from time to time, request modifications to Seller's test procedure, where repetitive failure to meet Specifications has been noted on shipped equipment in accordance with the Cisco Quality Plan. Seller shall not unreasonably withhold modifications of this procedure.

      6.3 Engineering Change Approval. Seller shall not make any changes to any production process, or the controlled process parameters or sources, types or grade classifications of materials used, with respect to any Product without first obtaining from Cisco an engineering change approval. Within one (1) working day after learning of any bug or other problem in a Product which may result, or has already resulted in, an impact to the installed customer base of such Product, and in any event no later than at the time an engineering request is made, the discovering party shall notify the other of such problem. Seller shall submit a request to make a change containing engineering data in support of the request. Within ten (10) working days of receiving such request, Cisco shall respond to Sellers request and shall either (i) approve the change; (ii) disapprove the change; or (iii) extend the deadline for the approval or disapproval period for an additional twenty (20) working days. If Cisco fails to reject or request an extension within the ten (10) working days, or falls to reject within the additional twenty (20) working days if extended, then the requested engineering change shall be considered accepted by Cisco.

      6.4 Cisco's Engineering Change Request. When an engineering change is required by Cisco, Cisco shall provide Seller all applicable documentation, specifications and the requested effective date of such engineering change. Seller shall respond initially within ten (10) working days, advising Cisco as to (i) implementation and the effective date of such change; (ii) associated costs and effect to on-hand materials, on-order materials and work in process; and (iii) the impact of the change upon existing Product pricing and shipment schedules for the entire period for which purchase orders are outstanding. Seller shall also identify any materials issue or process issue that modifies the shipment schedule that was in effect immediately prior to the engineering change. Where a requested change may create scrap costs, Seller agrees to stop work in process and/or orders for materials within twenty-four (24) hours of notification of such change by Cisco. Materials on-hand or on-order and work in process which has become obsolete as a result of the engineering change shall be treated in the same manner as termination of a Product as set forth herein. Cisco shall issue requisite documentation and purchase order release changes before Seller shall begin the change implementation.

7.    DOCUMENTATION AND TRADEMARKS

      7.1 Documentation. Seller shall deliver its standard commercial documentation as set forth in Exhibit 1.

      7.2 Trademarks. During the term of this Agreement, Seller hereby grants to Cisco a nonexclusive, nontransferable license to advertise the Product under the Seller trademarks, trade names, logos and/or slogans listed on Exhibit J (the 'Trademarks") as updated by Seller and agreed to in writing by Cisco from time to time. Cisco shall use the Trademarks in accordance with Seller's Trademark usage guidelines specified in Exhibit J, and as mutually agreed to by the parties from time to time. If any of Seller's Trademarks are to used in conjunction with Cisco's or another party's trademarks, on or in relation to the Product, then Seller's Trademarks shall be presented legibly, but nevertheless separated from the other, so that each appears to be a trademark in its own right, distinct from the other mark.

8.    SUPPORT

      Seller shall provide the support services described in Exhibit F on the terms and conditions set forth therein.

9.    REPRESENTATIONS AND WARRANTIES

      9.1 Warranty of Title. Seller warrants and represents to Cisco that (i) Cisco shall acquire good and clear title to the Products, free and clear of all liens and encumbrances; (ii) all materials and services provided hereunder including, without limitation, the Products, are either owned or properly licensed by Seller or are in the public domain and the use thereof by Cisco, its representatives, distributors, dealers, end users, and other direct and indirect customers shall not infringe any proprietary rights of any third party; and
(iii) Seller has the full power to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights and licenses granted to Cisco in this Agreement.

      9.2 Year 2000 Compliance. To Cisco and its customers, and as applicable, Seller warrants that the Product and Software shall (i) handle date information before, during, and after January 1, 2000, including, but not limited to, accepting date input, providing date output, and performing calculations on dates or portions of dates; (ii) function accurately and without interruption before, during, and after January 1, 2000, without any change in operations associated with the advent of the new century; (iii) respond to two-digit year-date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner; and (iv) store and provide output of date information in ways that are unambiguous as to century, provided other products properly exchange date data with the Seller's Product.

      9.3 Product Warranty. To Cisco and its customers, Seller warrants the Products shall be new and unused, shall perform in accordance with the applicable published Product Specifications and related documentation provided by Seller (and shall achieve any function described therein), and shall be free from defects in materials, workmanship or design for a period of three (3) years from the date of shipment by Seller (the "Warranty Period"). During the Warranty Period, Seller shall, at its own expense and risk, repair or replace (at its option), and return or deliver to the location designated by Cisco within five
(5) working
days from receipt, any defective Product or part, provided that the Product or part is returned to Seller. Unless Seller reasonably demonstrates a returned item is free from defect, Seller shall pay the costs of all shipping and insurance of the item (including, upon repair or replacement, return of the same or replacement item to the original location) and assume the risk of loss during shipping. All replacement Products, which may only be shipped to Cisco's Service Operations shall be new or remanufactured warranted as new. All replaced or repaired Products shall be warranted for the longer of six (6) months or the remaining Warranty Period for the Products being replaced or repaired. All replaced parts that have been shipped from Seller to Cisco become the property of Cisco and all defective parts returned to Seller become the property of Seller. This limited warranty does not extend to any Products which have been misused, abused, serviced by anyone other than an authorized representative of Seller, Cisco or a party authorized by Cisco, or damaged due to accident, or act of God. NO OTHER WARRANTIES ARE EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

      9.4 Epidemic Product Failure. For the purposes of this Agreement epidemic failure shall be deemed to have occurred if more than three percent (3%) of the then current total installed base of any Product should fail in substantially the same manner within any time period of ninety (90) days or if more than five percent (5%) of the then current total installed base of any Product should fail in substantially the same manner within any time period of thirty (30) days. In the case of epidemic failure, Seller and Cisco shall cooperate to implement the following procedure:

      (a) Cisco shall promptly notify Seller in writing upon discovery of the failure.

      (b) Within two (2) working days Seller shall give an initial response indicating its preliminary plan for diagnosing the problem.

      (c) Seller and Cisco shall jointly exert all commercially reasonable efforts to diagnose the problem and plan a work-around or more permanent solution.

      (d) Seller shall apply its engineering change order procedure in appropriate circumstances for hardware problems originating in the manufacturing process.

      (e) Seller shall prepare and consult with Cisco regarding an appropriate recovery plan as well as an appropriate work-around, as an interim solution, if one is needed.

      (f) Seller and Cisco shall mutually agree on a recovery plan, provided that Cisco shall be entitled to require Seller to recall or perform field replacement of all defective Products as well as all Products which may be susceptible to the same failure mode as required.

      (g) Seller shall be responsible for all costs incurred in rectifying any epidemic failure caused by a failure of, or defect in, the Product, including without limitation, for any solution, work-arounds, recovery plan or engineering changes.

10.   MANUFACTURING RIGHTS

      10.1 If at any time during the term of this Agreement, including but not limited to periods during the occurrence of an event of Force Majeure but excepting periods of raw material shortages, Seller is unable to supply in a timely manner to Cisco its forecast requirements of Product, Seller shall have the right to select and the obligation to utilize an alternate supplier to fill such shortfall until such time as Seller is able to resume full performance of its supply obligations. With regard to the portion of Products manufactured by an alternate supplier, payment to said supplier for the costs of manufacture shall be the responsibility of Seller. Cisco shall have the right to approve the alternate supplier, validate the manufacturing of Products by any alternate supplier hereunder and the right of audit of said alternate supplier upon the same terms and conditions as shall apply to Seller pursuant to this Agreement.

      10.2 In the event that, for any reason except raw material shortages, Seller shall be unable to supply Cisco with forecast requirements of Product and shall have failed to arrange for an alternate supplier, with Cisco's written approval of same pursuant to Section 10. 1 above within a commercially reasonable period of time (not to exceed thirty (30) working days), Seller shall be deemed to have granted Cisco a non-transferable, limited, royalty-free license to manufacture or to have manufactured the Products in the United

States until such time as Osicom is able to resume full performance of its obligations per the terms and conditions of the Agreement, and demonstrate that it is able resume such full performance. Upon written request of Cisco, Seller shall, subject to the provisions of 10.2 hereof, cooperate to furnish Cisco or a designee of Cisco approved by Seller the necessary information and technology to permit the alternate manufacturing of sufficient quantities of Product to fulfill Cisco's requirements provided, however, any such information and/or technology disclosed or furnished by Seller hereunder shall be safeguarded by Cisco; shall not be used for any purpose other than that contemplated by this Section; shall not be disclosed to third parties, other than a designee of Cisco approved by Seller; and shall be made available only to those employees, officers, representatives, agents or consultants of Cisco who are directly involved in or concerned with the manufacture contemplated hereby and who have agreed in writing prior to such disclosure to be bound by the obligations of confidentiality contained in this Agreement. Further, it is expressly understood and agreed by Cisco that under no circumstances other than that contemplated by this Section 10 will any proprietary technology be disclosed or furnished by Seller under this Agreement. The parties agree that the items listed in Exhibit K, Manufacturing Information and Escrow, will be placed in escrow at a time to be mutually agreed upon by the parties.

11.   INDEMNITY

      11.1 Indemnification by Seller. Seller shall defend, indemnify and hold Cisco harmless from any and all damages, liabilities, costs and expenses (including but not limited to reasonable attorneys fees) incurred by Cisco as a result of (i) any breach of this Agreement; (ii) any claim of product liability in any way relating to the Product; (iii) any claim which alleges that any Product provided to Cisco hereunder or the use or distribution thereof infringes upon, misappropriates or violates any patents, copyrights, trademarks, or trade secret rights or other proprietary rights, of persons, firms or entities who are not parties to this Agreement. As a condition to such defense and indemnification, Cisco will provide Seller with prompt written notice of the claim and permit Seller to control the defense, settlement, adjustment or compromise of any such claim. Cisco may employ counsel at its own expense to assist it with respect to any such claim. Cisco shall have no authority to settle any claim on behalf of Seller.

      11.2 Sellers Efforts. If the manufacture, service, import, support, distribution, use or sale of the Product is enjoined or becomes the subject of a claim of infringement, Seller shall obtain such licenses, or make such replacements or modifications, as are necessary to the continue the manufacture, use, service, import, support, distribution, or sale of the Product without infringement and in compliance with the Specifications. If Seller is unable to achieve either of the foregoing within thirty (30) days after receipt of notice thereof, Seller shall promptly refund to Cisco the invoiced purchase price, plus all shipping, storage, and associated costs, of any Products returned freight collect to Seller which Cisco or its customers are legally prohibited from selling or using. Nothing in this paragraph shall limit any other remedy of Cisco.

      11.3 Exceptions to Seller Indemnity. Seller shall have no obligation under paragraphs 11.1 and 11.2 to the extent any claim of infringement or misappropriation results from (i) use of a Product in combination with any other products not intended by Seller; (ii) any alteration or modification of a Product not provided or authorized by Seller; or (iii) use of the Product in a way not intended by Seller or not provided for or described in the applicable technical documentation.

12.   CONFIDENTIALITY

      12.1 Agreement as Confidential Information. The parties shall treat the terms and conditions and the existence of this Agreement as Confidential Information. Each party shall obtain the other's consent prior to any publication, presentation, public announcement or press release concerning the existence or terms and conditions of this Agreement.

      12.2 Confidential Information. Upon execution of this Agreement, the parties shall execute a Non-Disclosure Agreement in the form and substance attached hereto as Exhibit L.

13.   LIMITATION OF LIABILITY

      EXCEPT AS PROVIDED UNDER SECTION 11 AND BREACH OF THE PARTIES' RESPECTIVE CONFIDENTIALITY OBLIGATION UNDER SECTION 12, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES

OR LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.   TERM AND TERMINATION

      14.1 Term. Unless terminated earlier as provided herein, this Agreement shall have a term of two (2) years commencing from the Effective Date, unless terminated sooner by written notice given by a party pursuant to this Section. This Agreement shall be automatically renewed for additional successive one (1) year periods, unless written notice of non-renewal is received by the other party no later than sixty (60) days prior to the expiration of the then current term. Upon any expiration or termination, the rights and obligations of the parties shall continue except that Seller shall not be required to accept further orders or undertake further product development.

      14.2 Termination for Cause. This Agreement may be terminated by a party for cause immediately upon the occurrence of and in accordance with the following:

      (a) Insolvency Event. Either may terminate this Agreement by delivering written notice to the other party upon the occurrence of any of the following events: (1) a receiver is appointed for either party or its property; (ii) either makes a general 13 assignment for the benefit of its creditors; (iii) either party commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor's relief law, which proceedings are not dismissed within sixty (60) days; or (iv) either party is liquidated or dissolved.

      (b) Change of Control. If there is a change in ownership representing fifty percent (50%) or more of the equity ownership of either party, the other party may, at its option, terminate this Agreement upon written notice to the first party.

      (c) Default. Either party may terminate this Agreement effective upon written notice to the other if the other party violates any covenant, agreement, representation or warranty contained herein in any material respect or defaults or fails to perform any of its obligations or agreements hereunder in any material respect, which violation, default or failure is not cured within thirty
(30) days after receipt of written notice thereof from the non-defaulting party stating its intention to terminate this Agreement by reason thereof.

      14.3 Survival of Rights and Obligations Upon Termination. Sections 2, 9, 10, 11, 12, 13, 14, 16 and Cisco's right to distribute Products in inventory or subject to any pending purchase order or pursuant to any escrow license shall survive termination or expiration of this Agreement. Furthermore, in the event of any termination or expiration of this Agreement (i) all end-user licenses shall remain in effect; and (ii) Seller shall continue to provide maintenance support to Cisco at Seller's prevailing rates for a minimum of three (3) years after termination or expiration.

      14.4 Notwithstanding anything in the foregoing to the contrary, in the case of termination by Cisco for cause pursuant to Section 14.2, Cisco shall not be required to pay any royalty or license fee to Seller after termination, and, in the case of termination by Seller for cause pursuant to Section 14.2, all end user licenses, if any, shall remain in effect and Cisco's license rights under
Section 2.2 shall survive only for a period of nine (9) months following such termination and only with respect to Products then in inventory or subject to any pending purchase order.

      14.5 Return of Materials Upon Termination. On or before ten (10) days after the termination of this Agreement, each party shall deliver to the other party all of that party's Confidential Information and Property in its possession. Cisco shall be entitled to retain any Seller Confidential Information required to support the Product

15.   DESIGNATED THIRD PARTIES

      15.1 Designation. Cisco may assign all or a portion of its rights to purchase the Products to Designated Third Parties. "Designated Third Party" for a Product shall mean each company (including without limitation Cisco's manufacturing subcontractors ("Cisco Subcontractors") and Cisco's trading partners ("Trading Partners")) which Cisco notifies Seller in writing is authorized to purchase that Product from Seller pursuant to the terms and conditions of this Agreement. Cisco shall be entitled to withdraw each such authorization by written notice to Seller, and upon such notice the applicable company shall no longer be a "Designated Third Party" for that Product. If so requested, Seller agrees to negotiate, in good faith, with any Trading Partner modifications to the terms and conditions of this Agreement as applied to Product purchases by that Trading Partner.

      15.2 Application of Agreement to Designated Third Parties (Contract Manufacturer). As provided above, a Designated Third Party may issue to Seller purchase orders of its own against a purchase order issued by Cisco to such Designated Third Party. Cisco shall be liable to pay only for Products ordered by and invoiced directly to Cisco and shall not be liable to pay for any Products ordered by the Designated Third Parties, except as otherwise agreed to in writing by Cisco with respect to Cisco Subcontractors. All references in this Agreement to purchases of, purchase orders for, or shipments of Products by or to Cisco shall mean by or to Cisco or the Designated Third Parties. For purposes of volume pricing or other terms or conditions dependent on volume, all purchases of Products by Cisco and Cisco Subcontractors shall be aggregated for the benefit of Cisco.

16.   MISCELLANEOUS

      16.1 Force Majeure. Neither party shall be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that party, including, but not limited to, acts of God, labor disputes or disturbances, material shortages or rationing, riots, acts of war, governmental regulations, communication or utility failures, or casualties. In the event Seller fails to deliver Product due to such causes, Cisco may either:

      (a) Terminate this Agreement or any part hereof as to Product(s) not shipped; or

      (b) Suspend this Agreement in whole or in part for the duration of the delaying cause, and at Cisco's option, buy the Product(s) elsewhere and deduct from any commitment to Seller the quantity so purchased. Seller shall resume performance under this Agreement immediately after the delaying cause ceases and, at Cisco's option, extend the then current term period for a period equivalent to the length of time the excused delay endured; or

      (c)   Exercise its Manufacturing Rights pursuant to this Agreement.

      16.2 Compliance with Laws. Seller warrants that in performance of work under this Agreement it has complied with or shall comply with all applicable federal, state, local laws and ordinances now or hereafter enacted including, but not limited to OSHA, the Fair Labor Standards Act of 1938 (29 USC 201-219), the 8Hour Law (40 USC 327-332), the Foreign Corrupt Practices Act (15 USC 78), the Equal Opportunity and Affirmative Action Regulations, and laws restraining the use of convict labor. Seller warrants that in performance of work under this Agreement it has complied, in all material respects, with all laws, regulations, statutes and ordinances of all governmental entities including local, state, federal or international, now or hereafter enacted, which regulate any material because it is radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Montreal Protocol, the Toxic Substances Control Act and similar laws, rules, statutes, treaties or orders and international understandings. In addition, Seller shall secure and maintain adequate workmen's compensation insurance in accordance with the laws of the state or states from which Seller shall furnish the Product and/or services for Cisco. Upon Cisco's request, Seller shall issue certificates certifying compliance with any of the aforementioned laws or regulations as may be applicable to the Product and/or services being furnished hereunder.

      16.3 Import and Export. Seller shall provide all information under its control which is necessary or useful for Cisco to obtain any export or import licenses required for Cisco to ship or receive Software, including, but not limited to, certificates of origin, (NAFTA, etc.), manufacturer's affidavits, Buy America qualification, and U.S. Federal Communications Commissions identifier, if applicable. This information is to be provided within ten (10) business days of Cisco's request. The parties agree to comply with all applicable export laws and regulations of the United States.

      16.4 Relationship of Parties. The parties are independent contractors under this Agreement and no other relationship is intended, including a partnership, franchise, joint venture, agency, employer/employee, fiduciary, master/servant relationship, or other special relationship. Neither party shall act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other party.

      16.5 No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Cisco and Seller any rights, remedies or other benefits under or by reason of this Agreement.

      16.6 Equitable Relief. Each party acknowledges that a breach by the other party of any confidentiality or proprietary rights provision of this Agreement may cause the non-breaching party irreparable damage, for which the award of damages would not be adequate compensation. Consequently, the non-breaching party may institute an action to enjoin the breaching party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and a party may seek entry of an injunction enjoining any breach or threatened breach of those provisions, in addition to any other relief to which the non-breaching party may be entitled at law or in equity.

      16.7 Attorneys Fees. In addition to any other relief awarded, the prevailing party in any action arising out of this Agreement shall be entitled to its reasonable attorneys' fees and costs.

      16.8 Notices. Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by first class mail (registered or certified), to the Project Manager of the other party. Notices will be deemed effective (i) three 3) working days after deposit, postage prepaid, if mailed; (ii) the next day if sent by overnight mail; or
(iii) the same day if sent by facsimile and confirmed as set forth above. A copy of any notice shall be sent to the following:

      Cisco Systems, Inc.                       Osicom Technologies, Inc.
      170 West Tasman Drive                     8245 Boone Blvd., Ste 704
      San Jose, CA 95134                        Vienna, VA 22182
      Attn: VP Legal and Government             Attn: Joe Scott,
      Affairs Manager                           Federal Business Group
      Fax: (408) 526-7019                       Fax: (703) 287-3475

      16.9 Assignment. Neither party may assign its rights or delegate its obligations hereunder, either in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other. Any attempted assignment or delegation without the other party's written consent will be void. The rights and liabilities of the parties under this Agreement will bind and inure to the benefit of the parties' respective successors and permitted assigns. For purposes of this Section, a fifty percent (50%) change in control shall constitute an assignment.

      16.10 Waiver and Modification. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

      16.11 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

      16.12 Controlling Law and Jurisdiction. This Agreement and any action related thereto shall be governed, controlled, interpreted and defined by and under the laws of the State of California and the United States, without regard to the conflicts of laws provisions thereof. The parties specifically disclaim the UN Convention on Contracts for the International *Sale of Goods.

      16.13 Headings. Headings used in this Agreement are for ease of reference only and shall not be used to interpret any aspect of this Agreement.

      16.14 Entire Agreement. This Agreement, including all exhibits which are incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter.

      16.15 Counterparts. This Agreement may be executed in two counterparts, each of which shall - be an original and together which shall constitute one and the same instrument.

      16.16 Basis of Bargain. EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT BY PERSONS DULY AUTHORIZED AS OF THE DATE AND YEAR FIRST ABOVE WRITTEN.

CISCO SYSTEMS INC.                        OSICOM TECHNOLOGIES, INC.


By:    /s/ Dennis Davidson                By: /s/ Arthur Trakas

Name:  Dennis Davidson                    Name: Arthur Trakas

Title: Director                           Title: V President, Sales

Cisco/Osicom Agreement                            CISCO CONFIDENTIAL INFORMATION
Rev. 12/11/97
                                        9
                                    EXHIBIT A

                                PRODUCTS; PRICES

1. When reference is made in the Agreement or any exhibit to Seller's published U.S. List Price of a Product specially modified for Cisco, such reference shall mean Seller's published U.S. List Price for the Seller standard product upon which the Product has been based. In the event that the parties amend this Agreement to include specifically modified Products for Cisco, Seller will sell such Products specially modified for Cisco only to Cisco.

2. The purchase price, to Cisco, for the Products(s) shall be per the prices set forth herein, in accordance with the following schedule, throughout the life of the Agreement. Each category refers to the aggregate volume of Products purchased.

3. The unit purchase price to be paid by Cisco for quantity 1 - 3000 shall be $450. After the 3000th unit is ordered with firm delivery, Cisco shall then be entitled to a unit purchase price of $435 for all units ordered with firm delivery, starting with the 3001st up to and including the 5000th unit. After the 5000th unit is ordered with firm delivery, Cisco shall then be entitled to a unit purchase price of $425 for the 5001st and all subsequent units.

--------------------------------------------------------------------------------
             Product                       Aggregate Quantity         Unit Price
--------------------------------------------------------------------------------
2340 Quad 10/100, Cisco P/N 74-0796-01            1-3000                  $450
--------------------------------------------------------------------------------
2340 Quad 10/100, Cisco P/N 74-0796-01          3001-5000                 $435
--------------------------------------------------------------------------------
2340 Quad 10/100, Cisco P/N 74-0796-01            5001+                   $425
--------------------------------------------------------------------------------